Petro Travel Plaza Holdings LLC

Consolidated Financial Statements

As of December 31, 2022 and, 2021 and for the years ended December 31, 2022, 2021 and 2020

Report of Independent Registered Public Accounting Firm

To the Members of
Petro Travel Plaza Holdings LLC

Opinion

We have audited the consolidated financial statements of Petro Travel Plaza Holdings LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2022, and the related consolidated statements of income, cash flows, and changes in members’ capital for the year then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
1

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
March 7, 2023
We have served as the Company's auditor since 2022.
2

Report of Independent Registered Public Accounting Firm

To the Members of
Petro Travel Plaza Holdings LLC

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Petro Travel Plaza Holdings LLC (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income, cash flows, and changes in members’ capital for each of the two years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We served as the Company's auditor from 2015 to 2022.

Cleveland, Ohio
March 2, 2022

PETRO TRAVEL PLAZA HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2022	2021
Assets
Current assets:
Cash	$17,873	$13,530
Inventory	3,039	2,585
Due from affiliate, net	1,244	717
Other current assets	273	371
Total current assets	22,429	17,203

Property and equipment, net	61,091	60,587
Other noncurrent assets	374	274

Total assets	$83,894	$78,064

Liabilities and Members' Capital
Current liabilities:
Accrued expenses and other current liabilities	$3,134	$3,648
Total current liabilities	3,134	3,648

Long term debt, net	13,318	14,081
Other noncurrent liabilities	4,373	1,476

Total liabilities	20,825	19,205

Members' capital	63,069	58,859

Total liabilities and members' capital	$83,894	$78,064

The accompanying notes are an integral part of these consolidated financial statements.

PETRO TRAVEL PLAZA HOLDINGS LLC
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Year Ended December 31,
	2022	2021	2020
Revenues:
Fuel	$138,293	$98,974	$58,271
Nonfuel	44,042	38,116	28,060
Total revenues	182,335	137,090	86,331

Costs and expenses:
Fuel product cost	120,307	86,350	43,986
Nonfuel product cost	16,876	14,477	10,834
Site level operating expense	27,456	24,902	19,032
Depreciation and amortization expense	2,925	2,785	2,561
Gain on sale of assets, net	(1)	(5)	—

Total costs and expenses	167,563	128,509	76,413

Operating income	14,772	8,581	9,918

Interest expense, net	562	319	382

Net income	$14,210	$8,262	$9,536

The accompanying notes are an integral part of these consolidated financial statements.

PETRO TRAVEL PLAZA HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net income	$14,210	$8,262	$9,536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,925	2,785	2,561
Gain on sale of assets, net	(1)	(5)	—
Debt issuance cost amortization	4	4	4
(Decrease) increase from changes in:
Inventory	(454)	(352)	176
Other current assets	97	(178)	(50)
Due from affiliate, net	(527)	523	3,320
Accounts payable and other liabilities	(639)	807	260
Noncurrent liabilities	2,790	702	(138)
Other, net	(2)	20	(163)
Net cash provided by operating activities	18,403	12,568	15,506

Cash flows from investing activities:
Purchases of property and equipment	(3,272)	(505)	(6,851)
Net cash used in investing activities	(3,272)	(505)	(6,851)

Cash flows from financing activities:
Distributions to members	(10,000)	(9,000)	(10,000)
Payments on term loan	(767)	(447)	—
Other, net	(21)	—	—
Net cash used in financing activities	(10,788)	(9,447)	(10,000)

Net increase (decrease) in cash	4,343	2,616	(1,345)
Cash, beginning of period	13,530	10,914	12,259
Cash, end of period	$17,873	$13,530	$10,914

Supplemental cash flow information:
Interest paid during the period	$543	$322	$394

The accompanying notes are an integral part of these consolidated financial statements.

PETRO TRAVEL PLAZA HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
(in thousands)

Members' Capital
Balance, December 31, 2019	$60,061
Net income	9,536
Distributions to members	(10,000)
Balance, December 31, 2020	59,597
Net income	8,262
Distributions to members	(9,000)
Balance, December 31, 2021	58,859
Net income	14,210
Distributions to members	(10,000)
Balance, December 31, 2022	$63,069

The accompanying notes are an integral part of these consolidated financial statements.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

(1) Summary of Significant Accounting Policies
General Information and Basis of Presentation
Petro Travel Plaza Holdings LLC (the "Company"), a Delaware limited liability company, was formed on October 8, 2008, by Tejon Development Corporation., a California corporation ("Tejon"), and TA Operating LLC, a Delaware limited liability company ("TA") and wholly-owned subsidiary of TravelCenters of America Inc. ("TA Inc."). The Company has two wholly-owned subsidiaries: Petro Travel Plaza LLC ("PTP") and East Travel Plaza LLC ("ETP"), each of which is a California limited liability company. The Company's Limited Liability Company Operating Agreement, as amended, ("the Operating Agreement") limits each members' liability to the fullest extent permitted by law. Pursuant to the terms of the Operating Agreement, TA manages the Company's operations and is responsible for the administrative, accounting and tax functions of the Company.
As of December 31, 2022, the Company has two travel centers, three convenience stores with retail gasoline stations and one standalone restaurant in Southern California, which we refer to collectively as the locations. One travel center and two convenience stores, owned by PTP, operate under the Petro brand and Goasis brand, respectively, and one travel center and one convenience store owned by ETP, operate under the TravelCenters of America brand and Goasis brand, respectively. The one standalone restaurant, owned by ETP, operates under the Black Bear Diner brand. The travel centers offer a broad range of products and services, including diesel fuel and gasoline, as well as nonfuel products and services such as truck repair and maintenance services, full service restaurants, quick service restaurants ("QSRs") and various customer amenities, such as showers, weigh scales, a truck wash and laundry facilities. The convenience stores offer gasoline as well as a variety of nonfuel products and services, including coffee, groceries, fresh foods, and, in one store, a QSR.
The members and their interests in the Company are as follows:

Members
Tejon	60.0%
TA	40.0%
In any fiscal year, the Company's profits or losses and distributions, if any, shall be allocated 60.0% to Tejon and 40.0% to TA pursuant to the terms of the Operating Agreement.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, PTP and ETP, after eliminating intercompany transactions, profits and balances. The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Many of the restrictions that had been imposed in the United States during the COVID-19 pandemic have since been lifted and commercial activity in the United States generally has increasingly returned to pre-pandemic practices and operations. To date, the COVID-19 pandemic has not had a significant adverse impact on the Company's overall business.
The Company has evaluated subsequent events through March 7, 2023, which represents the date the financial statements were available to be issued.

Significant Accounting Policies
Inventory
Inventory is stated at the lower of cost or net realizable value. The Company determines cost principally on the weighted average cost method. The Company maintains reserves for the estimated amounts of obsolete and excess inventory. These estimates are based on unit sales histories and on hand inventory quantities, known market trends for inventory items and assumptions regarding factors such as future inventory needs, their ability and the related cost to return items to their suppliers and ability to sell inventory at a discount when necessary.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

Property and Equipment
Property and equipment are recorded at historical cost. Depreciation and amortization expense are provided using the straight line method over the estimated useful lives of the respective assets. Repairs and maintenance are charged to expense as incurred and amounted to $1,245, $961 and $872 for the years ended December 31, 2022, 2021 and 2020, respectively. Renewals and betterments are capitalized. The cost and related accumulated depreciation of property and equipment sold, replaced or otherwise disposed is removed from the related accounts.
Impairment of Long Lived Assets
The Company reviews definite lived assets for potential indicators of impairment during each reporting period. The Company recognizes impairment charges when (a) the carrying value of a long lived asset or asset group to be held and used in the business is not recoverable and exceeds its fair value and (b) when the carrying value of a long lived asset or asset group to be disposed of exceeds the estimated fair value of the asset less the estimated cost to sell the asset. The Company's estimates of fair value are based on its estimates of likely market participant assumptions, including projected operating results and the discount rate used to measure the present value of projected future cash flows. The Company uses a number of assumptions and methods in preparing valuations underlying impairment tests including estimates of future cash flows and discount rate, and in some instances may obtain third party appraisals. The Company recognizes such impairment charges in the period during which the circumstances surrounding an asset or asset group to be held and used have changed such that the carrying value is no longer recoverable, or during which a commitment to a plan to dispose of the asset or asset group is made. The Company performs an impairment analysis for substantially all of its property and equipment at the individual site level because that is the lowest level of asset and liability groupings for which the cash flows are largely independent of the cash flows of other assets and liabilities. During 2022, 2021, and 2020 the Company did not record any impairment charges related to its long lived assets.
Contingencies
The Company records environmental remediation charges and penalties when the obligation to remediate is probable and the amount of associated costs is reasonably determinable. The Company estimates liabilities for other loss contingencies when it is probable that a liability has been incurred and the amount of loss is reasonably estimable. The Company includes remediation expenses within operating expense in the consolidated statements of income. Generally, the timing of remediation expense recognized coincides with the completion of a feasibility study or the commitment to a formal plan of action. Accrued liabilities related to environmental matters are recorded on an undiscounted basis because of the uncertainty associated with the timing of the related future payments. In the Company's consolidated balance sheets, the accrual for environmental matters is included in other noncurrent liabilities, with the amount estimated to be expended within the subsequent 12 months included in other current liabilities. The Company recognizes a receivable for estimated future environmental costs that it may be reimbursed for once receipt of the recovery is probable and the Company is able to reasonably estimate the amount of the recovery, which is recorded within other noncurrent assets in the consolidated balance sheets.
Asset Retirement Obligations
The Company recognizes the future costs for the obligations related to the removal of underground storage tanks over the estimated useful lives of each asset requiring removal. The Company records a liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long lived asset at the time such an asset is installed. The Company bases the estimated liability on its historical experiences in removing these assets, their estimated useful lives, external estimates as to the cost to remove the assets in the future and regulatory or contractual requirements. Asset retirement obligations at December 31, 2022 and 2021 were $258 and $235, respectively and are presented in other noncurrent liabilities in the Company's consolidated balance sheets.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

Self-Insurance Accruals
The Company has insurance programs for which it pays deductibles and for which the Company is partially self insured up to certain stop loss amounts, including claims under its general liability, workers’ compensation, motor vehicle and group health benefits policies and programs. Accruals are established under these insurance programs for both estimated losses on known claims and potential claims incurred but not asserted, based on claims histories and using actuarial methods. In the Company's consolidated balance sheets, as of December 31, 2022 and 2021, the accrual for self-insurance costs was $1,423 and $1,712, respectively, of which $977 and $1,166 are included in other noncurrent liabilities and $446 and $546 are presented in other current liabilities, respectively.
Revenue Recognition
The Company's revenues consist of fuel and nonfuel revenues. See Note 2 for more information about the Company's revenues.
Fuel Product Cost and Nonfuel Product Cost.
Fuel product cost primarily consists of the commodity fuel cost and related inbound transportation costs. Nonfuel product cost primarily consists of direct costs from suppliers. All site level labor expense is presented in site level operating expense in the consolidated statements of income. Depreciation and amortization expense is presented separately in depreciation and amortization expense in the consolidated statements of income.
In 2021, the Company executed separate branding agreements with two national retail gasoline suppliers to re-image certain sites to sell those brands of fuel. In 2022, these conversions were completed by the Company and the suppliers paid the Company up-front cash incentives and the reimbursement of certain expenses incurred to convert the sites. The Company has the right to terminate the branding agreements but would be obligated to return all or a portion of the incentives and reimbursements according to certain long-term milestone in the respective agreements. During the twelve months ended December 31, 2022, the Company did not amortize any portions of the deferred revenue related to the up-front incentives in the consolidated statements of income and expects to recognize in the future as reductions to fuel product cost in periods beyond 2023 as the retention milestones of the respective agreements are met. As of December 31, 2022, the Company has $2,970 of deferred revenue relating to these arrangements, which is recorded within other noncurrent liabilities in the consolidated balance sheets.
Advertising and Promotion Expense
Costs incurred in connection with advertising and promotions are expensed as incurred. Advertising and promotion expenses, which are included in site level operating expense in the consolidated statements of income, were $504, $483 and $322 for the years ended December 31, 2022, 2021 and 2020, respectively.
Income Taxes
The Company is not subject to federal or state income taxes. Results of operations are allocated to the members in accordance with the provisions of the Operating Agreement and any taxes thereon are the responsibility of each member.
Comprehensive Income
As of December 31, 2022, the Company had no comprehensive income, other than the net income disclosed in the consolidated statements of income.
Recently Issued Accounting Pronouncements
The following table summarizes recent accounting standard updates, or ASU, issued by the Financial Accounting Standards Board, or FASB, that could have an impact on the consolidated financial statements.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

Standard	Description	Effective Date	Effect on the Consolidated Financial Statements
Recently Issued Standards
ASU 2021-01 - Reference Rate Reform (Topic 848) Scope	This update clarifies that certain optional expedients and exceptions for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition.	January 1, 2023	The Company is currently assessing whether this update will have a material impact on the consolidated financial statements.

ASU 2020-04 - Reference Rate Reform (Topic 848) Facilitation of the effects of Reference Rate Reform of Financial Reporting, as amended by ASU 2021-01and ASU 2022-06	These updates provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform; clarifies that certain optional expedients and exceptions for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition; and defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024.	January 1, 2023	The Company is currently assessing whether this update will have a material impact on the consolidated financial statements.

(2) Revenues
The Company recognizes revenues based on the consideration specified in the contract with the customer, excluding any sales incentives (such as customer loyalty programs and customer rebates) and amounts collected on behalf of third parties (such as sales and excise taxes). The majority of the Company's revenues are generated at the point of sale in its retail locations.
Fuel Revenues. The Company recognizes fuel revenues and the related costs at the time of sale to customers at its locations. The Company sells diesel fuel and gasoline to its customers at prices that it establishes daily or are indexed to market prices and reset daily. The Company sells diesel fuel under pricing arrangements with certain customers.
Nonfuel Revenues. The Company recognizes nonfuel revenues and the related costs at the time of sale to customers at its locations. The Company sells a variety of nonfuel products and services at stated retail prices in its travel centers, standalone convenience stores and standalone restaurant, as well as through the TA Truck Service® Emergency Roadside Assistance program. Truck repair and maintenance goods or services may be sold at discounted pricing under pricing and rebate arrangements with certain customers.
Sales incentives and other promotional activities that the Company recognizes as a reduction to revenue include, but are not limited to, the following:
•Customer Loyalty Program. The Company offers travel center trucking customers the option to participate in TA's customer loyalty program. The customer loyalty program provides customers with the right to earn loyalty awards on qualifying purchases that can be used for discounts on future purchases of goods or services. The Company applies a relative standalone selling price approach to its outstanding loyalty awards whereby a portion of each sale attributable to the loyalty awards earned is deferred and will be recognized as revenue in the category in which the loyalty awards are redeemed upon the redemption or expiration of the loyalty awards. Significant judgment is required to determine the standalone selling price for loyalty awards. Assumptions used in determining the standalone selling price include the historic redemption rate and the use of a weighted average selling price for fuel to calculate the revenues attributable to the loyalty awards.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

•Customer Discounts and Rebates. TA enters into agreements with certain customers on behalf of the Company in which it agrees to provide discounts and rebates on fuel and/or truck service purchases. The Company recognizes the cost of discounts against, and in the same period as, the revenues that generated the discounts earned.
•Gift Cards. The Company sells branded gift cards. Sales proceeds are recognized as a contract liability; the liability is reduced and revenue is recognized when the gift card subsequently is redeemed for goods or services. Unredeemed gift card balances are recognized as revenues when the possibility of redemption becomes remote and branded gift cards are subject to dormancy fees and escheatment.

Disaggregation of Revenues
The Company disaggregates its revenues based on the type of good or service provided to the customer, or by fuel revenues and nonfuel revenues, in its consolidated statements of income. The Company's locations use similar processes to sell similar products and services.
Contract Liabilities
The Company's contract liabilities, which are presented in its consolidated balance sheets in other current liabilities, primarily include deferred revenue related to gift cards. There were no contract liabilities as of December 31, 2022 and $2 as of December 31, 2021.

(3) Inventory
Inventory as of December 31, 2022 and 2021, consisted of the following:

	December 31,
	2022	2021
Nonfuel products	$2,376	$1,815
Fuel products	663	770
Total inventory	$3,039	$2,585

(4) Property and Equipment
Property and equipment, net, as of December 31, 2022 and 2021, consisted of the following:

	Estimated Useful Lives (years)	December 31,
		2022	2021
Land and improvements		$39,567	$39,471
Buildings and improvements	10-40	38,960	38,936
Machinery, equipment and furniture	3-15	16,578	15,637
Construction in progress		1,180	383
Leasehold improvements		43	—
Property and equipment, at cost		96,328	94,427
Less: accumulated depreciation and amortization		35,237	33,840
Property and equipment, net		$61,091	$60,587
Depreciation expense for the years ended December 31, 2022, 2021 and 2020 was $2,903, $2,765 and $2,543, respectively.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

(5) Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities as of December 31, 2022 and 2021, consisted of the following:

	December 31,
	2022	2021
Taxes payable, other than income taxes	$1,038	$1,572
Long term debt, current portion	767	767
Self-insurance accrual, current portion	446	546
Accrued capital expenditures	279	146
Accrued vacation wages	104	127
Accrued advances and royalties	—	177
Accrued utilities	75	65
Accounts payable	129	68
Other	296	180
Total accrued expenses and other current liabilities	$3,134	$3,648

(6) Long Term Debt, net
Long term debt, net of deferred financing costs as of December 31, 2022 and 2021, consisted of the following:

	December 31,
	2022	2021
Note payable to a bank	$14,085	$14,848
Less: current portion of long term debt	767	767
Total long term debt, net	$13,318	$14,081
The Company has a credit agreement with a bank that was amended in July 2016 to, among other things, decrease the interest rate on the debt to LIBOR plus 1.95%, payable monthly. Future minimum principal payments on the note payable of $767 are due in each of the years 2023, 2024, 2025, 2026 and 2027 and $10,283 thereafter. The credit agreement includes certain financial covenants, with which the Company was in compliance with at December 31, 2022. At December 31, 2022, the interest rate was 6.34%. The Company's weighted average interest rates for the years ended December 31, 2022, 2021 and 2020 were 3.84%, 2.05% and 2.48%, respectively. The debt is secured by the Company's real property.
Debt Issuance Costs
Debt issuance costs are presented on the consolidated balance sheets as a reduction of long term debt, net and as of December 31, 2022 and 2021, were $33 and $36, net of accumulated amortization of debt issuance costs of $25 and $21, respectively. The Company estimates it will recognize future amortization of debt issuance costs of $4 in each of the years 2023, 2024, 2025, 2026 and 2027.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

(7) Related Party Transactions
TA Operating LLC
Pursuant to the terms of the Operating Agreement, TA provides cash management services to PTP, including the collection of accounts receivable. Accounts receivable are periodically transferred to TA for collection and any amounts for which PTP has not received payment from TA are reflected as due from affiliate, net in the consolidated balance sheets. Amounts due from affiliate, net as of December 31, 2022 and 2021, were $1,244 and $717, respectively. Pursuant to the terms of the Operating Agreement, TA manages the locations, including purchasing fuel and nonfuel products on the Company's behalf, and is responsible for the administrative, accounting and tax functions of the Company. TA receives a management fee for providing these services, which may not be commensurate with the cost of these services were the Company to perform these internally or obtain them from an unrelated third party. The Company paid management fees to TA in the amount of $1,596, $1,639 and $1,506 for the years ended December 31, 2022, 2021 and 2020, respectively, which fees are included in operating expense in the consolidated statements of income. In November 2016, the Company further amended the Operating Agreement to, among other things, (a) increase the annual management fee to $1,300 effective January 1, 2017, with annual increases equal to the lesser of (i) the increase in the Customer Price Index, or (ii) 2.5% and (b) include any additional new builds or significant renovation projects in the construction management fee. In November 2019, the Company further amended the Operating Agreement to, among other things, increase the annual management fee by $100. In addition to management services and staffing provided by TA, the Operating Agreement grants the Company the right to use all of TA's names, trade names, trademarks and logos to the extent required in the operation of the Company's travel centers and convenience stores.
The employees operating the Company's travel centers, convenience stores and standalone restaurant are TA employees. In addition to the management fees described above, the Company reimbursed TA for wages and benefits related to these employees that aggregated $13,913, $12,338 and $9,394 for the years ended December 31, 2022, 2021 and 2020, respectively. These reimbursements were recorded in site level operating expense in the consolidated statements of income.
Tejon Development Corporation
In April 2020, the Company purchased from Tejon, a building and parcel of land for $2,000. The Company accounted for these transactions as an asset acquisition.

(8) Contingencies
The Company is involved from time to time in various legal and administrative proceedings, including tax audits, and threatened legal and administrative proceedings incidental to the ordinary course of business, none of which is expected, individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.
The Company's operations and properties are subject to extensive federal and state legislation, regulations, and requirements relating to environmental matters. The Company uses underground storage tanks ("USTs") to store petroleum products and motor oil. Statutory and regulatory requirements for UST systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control and mandate corrective action in case of a release from a UST into the environment. The Company is also subject to regulation relating to vapor recovery and discharges into the water. Management believes that the Company's USTs are currently in compliance in all material respects with applicable environmental legislation, regulations and requirements.

PETRO TRAVEL PLAZA HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

Accruals for environmental matters are recorded in operating expense when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. From time to time the Company has received, and in the future likely will receive, notices of alleged violations of environmental laws or otherwise has become or will become aware of the need to undertake corrective actions to comply with environmental laws at its properties. Investigatory and remedial actions were, and regularly are, undertaken with respect to releases of hazardous substances. The Company had an accrual for environmental matters of $23 as of December 31, 2022 and 2021, which was presented in the consolidated balance sheets in other noncurrent liabilities, with the amount estimated to be expended within the subsequent 12 months in accrued expenses and other current liabilities. Accruals are periodically evaluated and updated as information regarding the nature of the clean up work is obtained. In light of the Company's business and the quantity of petroleum products that it handles, there can be no assurance that currently unidentified hazardous substance contamination does not exist or that liability will not be imposed in the future in materially different amounts than those the Company has recorded. See Note 1 for a discussion of the Company's accounting policies relating to contingencies.